As filed with the Securities and Exchange Commission on April 16, 2021

Registration No. 333-238069

Registration No. 333-231341

Registration No. 333-224748

Registration No. 333-217737

Registration No. 333-211216

Registration No. 333-202854

Registration No. 333-194820

Registration No. 333-191700

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-238069

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-231341

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-224748

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-217737

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-211216

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-202854

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-194820

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-191700

Under

The Securities Act of 1933

FIVE PRIME THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-0038620
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 Oyster Point Boulevard South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

2002 Equity Incentive Plan

2010 Equity Incentive Plan

2013 Omnibus Incentive Plan

2013 Employee Stock Purchase Plan

(Full title of the plan)

Jonathan P. Graham

Executive Vice President, General Counsel and Secretary

Five Prime Therapeutics, Inc.

111 Oyster Point Boulevard

South San Francisco, California 94080

(Name and address of agent for service)

(415) 365-5600

(Telephone number, including area code, of agent for service)

Copies to:

Francis J. Aquila

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed by Five Prime Therapeutics, Inc., a Delaware corporation (“Five Prime”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-238069), originally filed with the SEC on May 7, 2020, pertaining to the registration of 1,451,214 shares of Five Prime’s common stock, $0.001 par value (the “Shares”), under Five Prime’s 2013 Omnibus Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-231341), originally filed with the SEC on May 9, 2019, pertaining to the registration of 1,425,030 Shares under Five Prime’s 2013 Omnibus Incentive Plan and 300,000 Shares under Five Prime’s 2013 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-224748), originally filed with the SEC on May 8, 2018, pertaining to the registration of 1,159,282 Shares under Five Prime’s 2013 Omnibus Incentive Plan and 289,821 Shares under Five Prime’s 2013 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-217737), originally filed with the SEC on May 5, 2017, pertaining to the registration of 1,142,000 Shares under Five Prime’s 2013 Omnibus Incentive Plan and 285,500 Shares under Five Prime’s 2013 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-211216), originally filed with the SEC on May 6, 2016, pertaining to the registration of 1,107,670 Shares under Five Prime’s 2013 Omnibus Incentive Plan and 276,918 Shares under Five Prime’s 2013 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-202854), originally filed with the SEC on March 18, 2015, pertaining to the registration of 867,219 Shares under Five Prime’s 2013 Omnibus Incentive Plan and 216,804 Shares under Five Prime’s 2013 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-194820), originally filed with the SEC on March 26, 2014, pertaining to the registration of 673,685 Shares under Five Prime’s 2013 Omnibus Incentive Plan and 168,421 Shares under Five Prime’s 2013 Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (File No. 333-191700), originally filed with the SEC on October 11, 2013, pertaining to the registration of 769,016 Shares under Five Prime’s 2002 Equity Incentive Plan, 1,454,892 Shares under Five Prime’s 2010 Equity Incentive Plan, 3,500,000 Shares under Five Prime’s 2013 Omnibus Incentive Plan and 250,000 Shares under Five Prime’s 2013 Employee Stock Purchase Plan.

On April 16 2021, pursuant to that certain Agreement and Plan of Merger, dated as of March 4, 2021, by and among Five Prime, Amgen Inc., a Delaware corporation (“Amgen”), and Franklin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Amgen (“Purchaser”), Purchaser merged with and into Five Prime (the “Merger”), with Five Prime surviving the Merger as a wholly owned subsidiary of Amgen.

As a result of the Merger, Five Prime has terminated any and all offerings of Five Prime’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Five Prime in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, Five Prime hereby removes from registration all such securities of Five Prime registered pursuant to the Registration Statements that remain unsold or not yet issued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Five Prime certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on April 16, 2021.

FIVE PRIME THERAPEUTICS, INC.

By:	/s/ Jonathan P. Graham
Name:	Jonathan P. Graham
Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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